Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-7366 and 33-25333 of Nortel Networks Corporation on Form S-8 of our report dated June 13, 2003, appearing in this Annual Report on Form 11-K of the Nortel Networks Long-Term Investment Plan for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Nashville, Tennessee
June 27, 2003